Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO RECEIVABLES PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of October 20, 2023, is by and among Mativ Receivables LLC, a Delaware limited liability company (the “Seller”), Mativ Holdings, Inc. (f/k/a Schweitzer-Maudit International, Inc.), a Delaware corporation (“Mativ”) as servicer (in such capacity, the “Servicer”), PNC Bank, National Association (“PNC”), as administrative agent (in such capacity, the “Administrative Agent”) and as a Purchaser, the Persons from time to time party thereto as Purchasers, and PNC Capital Markets LLC (the “Structuring Agent”). Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Receivables Purchase Agreement described in the recitals below.

RECITALS

WHEREAS, the Seller, the Servicer, the Administrative Agent, the Purchasers from time to time party thereto and the Structuring Agent, have entered into that certain Receivables Purchase Agreement, dated as of December 23, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”);

WHEREAS, concurrently herewith, the Seller, the Administrative Agent, the Purchasers and the Structuring Agent are entering into that certain Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”);

WHEREAS, concurrently herewith, the Seller, as buyer, the Servicer, Mativ (in such capacity, the “Exiting Originator”) and the other Originators party thereto are entering into that certain Amendment No. 1 to the Sale and Contribution Agreement, dated as of the date hereof (the “SCA Amendment”);

WHEREAS, concurrently herewith, the Seller, the Servicer, the Administrative Agent and Bank of America, N.A. are entering into that certain Amendment No. 1 to the Account Control Agreement, dated as of the date hereof (the “DACA Amendment”);

WHEREAS, concurrently herewith, the Seller, the Exiting Originator, the Servicer and the Administrative Agent are entering into that certain Assignment Agreement, dated as of the date hereof (the “Assignment Agreement”, and together with the Fee Letter, the SCA Amendment and the DACA Amendment, collectively, the “Related Agreements”); and

WHEREAS, the Seller, the Servicer, the Purchasers, the Administrative Agent and the Structuring Agent desire to amend the Receivables Purchase Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.  Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed thereto in, or by reference in, the Receivables Purchase Agreement.

2.  Amendments to the Receivables Purchase Agreement. The Receivables Purchase Agreement is hereby amended to incorporate the changes shown on the marked pages of the Receivables Purchase Agreement attached hereto as Exhibit A.

3.  Notice and Consent.

(a) Notice of Entry into the Related Agreements. The Seller hereby provides notice of its entry into the Related Agreements along with duly executed copies of each Related Agreement, and requests that each of the parties hereto acknowledge and consent to the execution of the Related Agreements.

(b) Consents to Entry into the Related Agreements. Each of the parties hereto acknowledge, consent and agree to the terms of each Related Agreement and waives any otherwise applicable conditions precedent thereto under the Receivables Purchase Agreement and the other Transaction Documents (other than as set forth herein).

(c) Consent to file Certain UCC Financing Statements. In connection with the execution of the Related Agreements, each of the parties hereto consents to the filing of the UCC-3 financing statement attached hereto as Exhibit B.

4.  Representations and Warranties. Each of the Seller and Servicer hereby represents and warrants to each of the parties hereto as of the date hereof as follows:

(a) Representations and Warranties. The representations and warranties made by such Person in each of the Transaction Documents are true and correct in all material respects on and as of the date hereof unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.

(b) Power and Authority; Due Authorization. Such Person has all necessary power and authority to (i) execute and deliver this Amendment and the Related Agreements to which it is a party and (ii) perform its obligations under this Amendment, the Receivables Purchase Agreement and the other Transaction Documents and Related Agreements to which it is a party, and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Amendment, the Receivables Purchase Agreement and the other Transaction Documents and Related Agreements to which it is a party have been duly authorized by such Person by all necessary action.

(c) Binding Obligations. This Amendment and each of the Related Agreements to which it is a party have been duly authorized, validly executed and delivered by such Person and constitutes the legal, valid and binding obligations of such Person, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(d) No Event of Default. No Event of Default or Potential Default has occurred and is continuing, and no Event of Default or Potential Default would result after giving effect to this Amendment, the Related Agreements or the transactions contemplated hereby and thereby.

5.  Effect of Amendment; Ratification. All provisions of the Receivables Purchase Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect and are hereby ratified and confirmed in all respects. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Purchase Agreement or any other Transaction Document other than as expressly set forth herein. After this Amendment becomes effective, all references in the Receivables Purchase Agreement (or in any other Transaction Document) to “the Receivables Purchase Agreement”, “this Agreement”, “hereof”, “herein”, or words of similar effect, in each case referring to the Receivables Purchase Agreement, shall be deemed to be references to the Receivables Purchase Agreement as amended hereby.

6.  Effectiveness. This Amendment shall become effective as of the date hereof upon the satisfaction of the following conditions precedent:

(a) Execution of Amendment. The Administrative Agent shall have received counterparts to this Amendment, duly executed by each of the parties hereto.

(b) Execution of the Related Agreements. The Administrative Agent shall have received counterparts of each Related Agreement duly executed by each of the parties thereto.

(c) Receipt of Upfront Fee. The Administrative Agent shall have received confirmation that the “Upfront Fee” set forth in the Fee Letter has been paid in accordance with the terms thereof.

(d) Additional Deliverables. The Administrative Agent shall have received such other agreements, documents, instruments, certificates, officer’s certificates, UCC financing statements and opinions as set forth in Annex A hereto.

7.  Further Assurances. The Seller hereby authorizes and hereby agrees, at its own expense, to promptly execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interests granted pursuant to the Receivables Purchase Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under the Receivables Purchase Agreement and the other Transaction Documents.

8.  Severability. The provisions of this Amendment are intended to be severable. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

9.  Transaction Document. This Amendment shall constitute a Transaction Document for all purposes.

10.  GOVERNING LAW. THIS AMENDMENT ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.  Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

12.  Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the other Transaction Documents or any provision hereof or thereof.

13.  Reaffirmation of Performance Guaranty. Immediately after giving effect to this Amendment, all of the provisions of the Performance Guaranty shall remain in full force and effect in accordance with its terms, and the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

MATIV RECEIVABLES LLC,
as Seller

By:	/s/ Greg Weitzel
Name:	Greg Weitzel
Title:	Chief Financial Officer

MATIV HOLDINGS, INC.
as the Servicer and the Performance Guarantor

By:	/s/ Greg Weitzel
Name:	Greg Weitzel
Title:	Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Purchaser

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Senior Vice President

PNC CAPITAL MARKETS LLC, as
Structuring Agent

By:	/s/ Eric Bruno
Name:	Eric Bruno
Title:	Managing Director

Exhibit A

[Amendments to the Agreement]

(Attached)

EXECUTION VERSION

EXHIBIT A TO AMENDMENT 1, DATED OCTOBER 20, 2023

RECEIVABLES PURCHASE AGREEMENT

Dated as of December 23, 2022

by and among

MATIV RECEIVABLES LLC,

as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

MATIV HOLDINGS, INC.

as Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

“Certificate of Beneficial Ownership” means, for the Seller, a certificate in form and substance acceptable to the Administrative Agent (as such form may be amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Seller.

“Change in Control” means the occurrence of any of the following:

(a) ~~Mativ~~Neenah, Inc. ceases to own, directly, 100% of the Equity Interests of the Seller free and clear of all Adverse Claims;

(b) any Subordinated Loan ceases to be 100% owned (beneficially and of record) by Neenah, Inc. free and clear of all Adverse Claims; or

(c) acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“CIBC Exception Account” means each account listed as a “CIBC Exception Account” on Schedule II to this Agreement for the purpose of receiving Collections of the specified Originator.

“CIP Regulations” has the meaning set forth in Section 10.11.

“Closing Date” means December 23, 2022.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (each owned by and in the name of

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the earlier to occur of (a) the date that is sixty (60) days following the Scheduled Termination Date, and (b) the Termination Date unless such Termination Date occurs solely as a result of the Scheduled Termination Date’s occurrence.

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital and Aggregate Yield have been paid in full, (ii) all Seller Obligations shall have been paid in full, (iii) all other amounts owing to the Secured Parties hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

“Financial Officer” means the chief executive officer, chief financial officer, treasurer or controller of the Parent.

“First Amendment Date” means October 20, 2023.

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of September 25, 2018 (as amended by the ~~Fifth~~Seventh Amendment, dated as of ~~May 6~~September 19, ~~2022~~2023 ), among Schweitzer-Mauduit International, Inc. and SWM Luxembourg, as the borrowers, the lenders party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, the joint lead arrangers and joint bookrunners party thereto, and the co-syndication agents party thereto.

“Fiscal Month” means each calendar month.

“FOB Destination Receivables” means a Receivable arising from the sale of goods on an “FOB (freight on board) destination” basis and for which the related goods have been shipped by the applicable Originator to, but have not yet been delivered to, the related Obligor, and for which the title to or risk of loss associated with such goods has not yet passed to such Obligor.

“Foreign Currency Reserve Percentage” means, at any time of determination, the sum for each Alternative Currency of the quotient, expressed as a percentage, of (a) the product of (i) the Outstanding Balance of all Receivables denominated in such Alternative Currency multiplied by (ii) the VaR Percentage for such Alternative Currency, divided by (b) the Adjusted Net Receivables Pool Balance.

“Foreign Purchaser” means (i) if the Seller is a U.S. Person, a Purchaser that is not a U.S. Person, and (ii) if the Seller is not a U.S. Person, a Purchaser that is resident or organized under the Laws of a jurisdiction other than that in which the Seller is resident for tax purposes.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Pool Receivables, Related Security and Collections. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(q) Certain Agreements. Without the prior written consent of the Administrative Agent and the Required Purchasers, the Seller will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Director” (as such term is used in the Seller’s certificate of formation and limited liability company agreement).

(r) Restricted Payments.

(i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any equity distribution or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Indebtedness, (D) lend or advance any funds or (E) repay any loans or advances (including any Subordinated Loan) to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii) Payments of principal and interest on any Subordinated Loan may be made on each Settlement Date pursuant to Section 3.01(a)(vi) to the extent funds are available therefor in accordance with the priorities for payment set forth in Section 3.01(a). In addition, on any Distribution Date solely from amounts paid to the Seller in a Collection Account, after all payments and allocations required to be made pursuant to Section 3.01(a) have been made on any Settlement Date, the Seller may declare and pay equity distributions to ~~Mativ~~Neenah, Inc., purchase Receivables under the Transfer Agreement, repay any Subordinated Loan or pay interest accrued on any Subordinated Loan, in each case, only so long as no Event of Default or Potential Default has occurred and is continuing or would result therefrom; provided, however, that the Seller shall not related Originator (rather than the Seller) and shall not be required to be subject to an Account Control Agreement, in each case, until the sixtieth (60th) day after the Closing Date.

(b) Within ninety days (90 days) following the Closing Date, the Servicer shall instruct (or cause Scapa to instruct) all Obligors that are currently remitting payments on the Pool Receivables to the Santander Exception Accounts to stop remitting payments on the Pool Receivables to the Santander Exception Accounts and to deliver payments on the Pool Receivables to a Collection Account other than the Exception Accounts; and the parties hereto agree that if any such Obligor has not been given such instruction, then the related Receivable shall be deemed not to be an Eligible Receivable. Subject to the Seller’s and the Servicer’s compliance with this Section 7.04(b), until ~~the two hundred seventieth (270th) day following the Closing Date~~December 31, 2023, the Santander Exception Accounts may be maintained in the name of the related Originator (rather than Seller) and shall not be required to be subject to an Account Control Agreement, and the Seller and the Servicer may permit Obligors to make payments on Scapa Receivables into the Santander Exception Accounts. If, after ~~two hundred seventy (270) days following the Closing Date~~December 31, 2023, Obligors continue remitting Collections to the Santander Exception Accounts and such Collections in any calendar month exceed $2,500,000, then the Administrative Agent may, in its sole discretion, require that the Santander Exception Accounts be assigned and novated to Seller and be subject to an Account Control Agreement (and the Servicer shall deliver evidence thereof to the Administrative Agent). If the Servicer has not complied with the preceding sentence, then such related Pool Receivables shall be deemed not to be Eligible Receivables.

(c) Within ninety days (90 days) following the Closing Date, the Servicer shall (or cause the related Originator to) close the CIBC Exception Account and cause Obligors to make payments on the Pool Receivables to a Collection Account other than the Exception Accounts. Until such date, the Seller and the Servicer may permit Obligors to make payments on Pool Receivables into the CIBC Exception Account, which may be maintained in the name of the related Originator (rather than the Seller) and shall not be required to be subject to an Account Control Agreement. If, after ninety (90) days after the Closing Date, any Obligors continue remitting Collections to the CIBC Exception Account, such related Pool Receivables shall be deemed not to be Eligible Receivables.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

OF RECEIVABLES

SECTION 8.01 Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 8.01. Until the Administrative Agent gives notice to Mativ (in accordance with this Section 8.01) of the designation of a new Servicer, Mativ is hereby designated as, and hereby payment of Deemed Collections with respect to such Pool Receivable in accordance with Section 3.01(d);

(d) the Seller or the Servicer shall fail to deliver any Pool Report pursuant to this Agreement, and such failure shall continue unremedied for two (2) Business Days;

(e) Mativ shall resign, or shall take any material action in furtherance of resigning, from its role or obligations as Servicer hereunder;

(f) the Seller or the Servicer shall breach Section 7.01(v) or 7.02(o);

(g) this Agreement or any sale made or security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected ownership or security interest in favor of the Administrative Agent with respect to the Supporting Assets, free and clear of any Adverse Claim;

(h) any of (i) a Relief Proceeding shall have been instituted against the Seller, the Servicer, the Performance Guarantor, the Parent or any Originator or a substantial part of the assets of the Seller, the Servicer, the Performance Guarantor, the Parent or any Originator and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) the Seller, the Servicer, the Performance Guarantor, the Parent or any Originator institutes, or takes any action in furtherance of, a Relief Proceeding, (iii) the Seller, the Servicer, the Performance Guarantor, the Parent or any Originator ceases to be Solvent or admits in writing its inability to pay its debts as they mature or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Seller, the Servicer, the Performance Guarantor, the Parent or any Originator and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

(i) any of the following shall occur:

(A) the average of the Default Ratios for any three consecutive Fiscal Months shall exceed 2.0%;

(B) the average of the Delinquency Ratios for any three consecutive Fiscal Months shall exceed ~~5.5~~6.0%;

(C) the average of the Dilution Ratios for any three consecutive Fiscal Months shall exceed 8.0%; or

(D) the average of the Days’ Sales Outstanding for any three consecutive Fiscal Months shall exceed sixty-five (65) days;

(j) a Change in Control shall occur;

shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of any Seller-Related Party;

(r) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Seller or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that could reasonably be expected to have a Material Adverse Effect, or Seller or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized withdrawal liability could reasonably be expected to have a Material Adverse Effect;

(s) a Material Adverse Effect that adversely impairs the collectibility of the Receivables Pool and the likelihood of repayment in full of the Seller Obligations shall occur, as reasonably determined by the Administrative Agent;

(t) a Transfer Termination Event shall occur;

(u) the Seller shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (ii) become a “covered fund” within the meaning of the Volcker Rule;

(v) any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any Seller-Related Party (or any Affiliate thereof) shall so state in writing;

(w) the Parent shall permit the Net Debt to EBITDA Ratio to exceed the level set forth in Section 6.11(b) of the First Lien Credit Agreement as of the applicable determination dates. For purposes of this clause (w), “Net Debt to EBITDA Ratio” and the terms used and covenant levels provided for in Section 6.11(b) of the First Lien Credit Agreement (including all defined terms used within such terms) shall have the respective meaning assigned to such terms and the covenant levels provided for, in each case, in the First Lien Credit Agreement as in effect on the ~~Closing~~First Amendment Date;

(x) one or more judgments or decrees shall be entered against any Seller-Related Party or any Subsidiary thereof involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds the $1,000,000 (or solely with respect to the Seller, $18,600); or

(y) the assets of the Seller are deemed to constitute “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) or the Seller is or becomes subject to any applicable law that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and that would be violated by the transactions contemplated by this Agreement or any other Transaction Document.

(v) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Pool Receivable and the other Supporting Assets and Collections in respect thereof, whether at the time of any Investment or at any subsequent time;

(vi) any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii) any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii) any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix) the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds (including the commingling of funds with Mativ or any Affiliate thereof);

(x) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments or in respect of any Pool Receivable or other Supporting Assets or any related Contract;

(xi) any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii) any setoff with respect to any Pool Receivable;

(xiii) any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;

(xiv) the failure by the Seller to pay when due any Taxes, including sales, excise or personal property taxes;

(xv) any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an

SCHEDULE II

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Exhibit B

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Annex A

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